UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2004

HIGHLAND HOSPITALITY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-31906	57-1183293
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employer Identification No.)

8405 Greensboro Drive, Suite 500, McLean, Virginia 22102

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (703) 336-4901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See discussion in Item 2.03.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On December 22, 2004, Highland Hospitality Corporation (the “Company”) completed a $100 million term loan facility with Wells Fargo Bank, N.A., as administrative agent, and PNC Bank, N.A., as documentation agent. The facility is secured by the following seven hotel properties: the Sugar Land Marriott hotel and conference center, the Hilton Garden Inn Virginia Beach Town Center hotel, the Plaza San Antonio Marriott hotel, the Radisson Mount Laurel hotel, the Omaha Marriott hotel, the Residence Inn Tampa Downtown hotel, and the Courtyard Savannah Historic District hotel. The Company is currently limited to borrow up to $90 million under the facility. An additional $10 million will become available once the seven hotel properties have exceeded a debt service coverage ratio set forth in the facility agreement. In addition, the facility could be increased up to a maximum borrowing of $150 million should the Company elect to pledge other unencumbered hotel properties to secure the facility.

The facility matures on December 21, 2007 and has a one-year extension option. The facility bears interest at the Company’s election of either (a) LIBOR, plus 2.5%, or (b) the greater of (i) the prime rate, plus 0.5% and (ii) the federal funds rate, plus 1.5%. The facility agreement contains a financial covenant that requires the Company to maintain a specified debt service coverage ratio for the seven hotel properties.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

c) The following exhibit is included with this report:

Exhibit 99.1	Press release dated December 22, 2004 announcing the closing of a $100 million term loan facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLAND HOSPITALITY CORPORATION

Date: December 29, 2004	By:	/s/ Douglas W. Vicari
Douglas W. Vicari Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 22, 2004 announcing the closing of a $100 million term loan facility.